Exhibit 99.1

                 BancFirst Corporation Increases Final Issuance
                  of Trust Preferred Securities to $26 Million

    OKLAHOMA CITY, March 24 /PRNewswire-FirstCall/ -- BancFirst Corporation (Nasdaq: BANF) today reported that it has completed the issuance of an additional $1 million in new 7.20% fixed rate trust preferred securities pursuant to the exercise of an over-allotment option by the underwriters. Due to strong market demand, the additional issuance increased the total public offering amount to $26 million. The trust preferred securities were offered by its wholly-owned subsidiary, BFC Capital Trust II. The trust preferred securities are listed on the Nasdaq National Market under the trading symbol "BANFP".
    Each trust preferred security has a $25 par value and cumulative quarterly cash distributions. Additionally, the trust preferred securities have a 30 year maturity. Advest, Inc. and Howe Barnes Investments, Inc. acted as managing underwriters for the offering with Advest, Inc. acting as lead managing underwriter.
    BancFirst Corporation is an Oklahoma based financial services holding company with over $3.0 billion in total assets. The company's principal subsidiary bank, BancFirst, is Oklahoma's largest state-chartered bank with 86 banking locations serving 44 communities across Oklahoma.
    This press release may include forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) with respect to earnings, credit quality, corporate objectives, interest rates and other financial and business matters. The Company cautions readers that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, including economic conditions, the performance of financial markets and interest rates; legislative and regulatory actions and reforms; competition; as well as other factors, all of which change over time. Actual results may differ materially from forward-looking statements.

SOURCE  BancFirst
    -0-                             03/24/2004
    /CONTACT: Joe T. Shockley, Chief Financial Officer, +1-405-270-1003, or Randy Foraker, Investor Relations, +1-405-270-1044, both of BancFirst/
    (BANF)
CO: BancFirst Corporation; BFC Capital Trust II; Advest, Inc.; Howe Barnes Investments, Inc.
ST:  Oklahoma
IN:  FIN
SU:  OFR